For further information, contact:
  Christopher J. Benjamin, SVP & CFO
  Phone:  808-525-8405
  E-mail:  cbenjamin@abinc.com

                                                     HOLD FOR RELEASE:
                                                     6:30 P.M. EASTERN DAYLIGHT
                                                     Wednesday, April 26, 2006

            A&B REPORTS 1st QUARTER 2006 NET INCOME OF $37.4 MILLION
            --------------------------------------------------------


         Honolulu (April 26, 2006)--Alexander & Baldwin, Inc. (NASDAQ:ALEX) today reported that net income for the first quarter of 2006 was $37,400,000, or $0.84 per fully diluted share. Net income in the first quarter of 2005 was $37,700,000, or $0.86 per fully diluted share. Revenue in the first quarter of 2006 was $362,200,000, compared with revenue of $364,600,000 in the first quarter of 2005.

COMMENTS ON QUARTER & OUTLOOK

         "From both operating and financial perspectives, 2006 is off to a good start," said Allen Doane, president and chief executive officer of A&B. "Matson launched its Guam and China services, and we are pleased to report that performance to date is in line with our expectations. Our A&B Properties subsidiary continued to achieve significant milestones, completing sales at one major development and moving forward several other important developments.

         "Matson's financial performance was negatively impacted by the previously disclosed termination of our alliance with APL. We expect the gap between the loss of APL-related earnings and earnings generated by our new Guam and China services to moderate toward the second half of the year. In the Hawaii trade, increases in container yields were offset by lower automobile volumes and yields and higher costs, especially fuel price increases that outpaced increases in our fuel surcharge, as well as reduced contributions from a stevedoring joint venture. Our logistics services business, Matson Integrated Logistics, continued its significant growth in earnings, up 57 percent year over year.

         "The real estate segments continued their strong performance. Highlights of the quarter included a substantial contribution from the January closing of all sales at our highly successful Hokua joint venture residential condominium development. In addition, the leased properties portfolio performed particularly well, reflecting extremely high occupancy rates. Based on the first quarter's accomplishments, we believe real estate is well positioned for another excellent year.

         "Food products segment operating profit in first quarter 2006 was lower than the comparable quarter a year ago due to the receipt of a one-time payment from the federal government in the year ago period. Recent inclement weather delayed the start of the sugar harvest, but contributed to higher profits from power sales. Overall, A&B's Hawaii operations stood up well given the first quarter's unprecedented rainfall.

         "Hawaii's economy continues to perform at a high level. While home sales are slowing and the double digit price increases experienced over the past few years are showing signs of moderating in the first quarter 2006, the absolute level of home prices remains high - up 14 percent year over year on Maui, 18 percent on Oahu, and 27 percent on Kauai.


         "In summary, we are pleased with the first quarter results, and expect that real estate profitability for the year should meet or exceed our growth targets. Consistent with earlier guidance, we expect lower full-year consolidated earnings due to the termination of the APL Alliance and the launch of the new Guam and China services. However, we continue to benefit from strategies the Company has undertaken in the past several years that are materially reducing, on a consolidated basis, the 2006 impact of Guam and China. Our outlook for 2007, while still formative, is positive."


TRANSPORTATION--OCEAN TRANSPORTATION
--------------------------------------------------------------------------------
                                             Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                  2006           2005          Change
--------------------------------------------------------------------------------
  Revenue                          $ 219.3        $ 206.2            6%
  Operating Profit                 $  18.3        $  29.7          -38%
--------------------------------------------------------------------------------
Volume (Units)
--------------------------------------------------------------------------------
  Hawaii Containers                 41,800         41,400            1%
  Hawaii Automobiles                31,800         35,600          -11%
  Guam Containers                    3,800          4,000           -5%
--------------------------------------------------------------------------------

         For the first quarter of 2006, Ocean Transportation revenue of $219.3 million was $13.1 million, or 6 percent, higher than the first quarter of 2005. This increase was due to China service revenue, improved yields, and increases in the bunker fuel surcharge necessitated by higher fuel costs, offset by lower volumes of Hawaii automobiles. Total Hawaii container volume was slightly higher than the first quarter of 2005, while total Hawaii automobile volume was 11 percent lower.

         Operating profit of $18.3 million was $11.4 million, or 38 percent, lower than the first quarter of 2005. This decrease was primarily the result of the termination of the APL Alliance, lower profitability in the Hawaii trade, and lower equity in the earnings of SSA Terminals, LLC, (SSAT) of which Matson is a minority owner, due primarily to a $3.2 million favorable adjustment in the 2005 quarter for 2004 performance. The decrease in profit was partially offset by a $3.3 million gain on the sale of two surplus and obsolete vessels during the quarter.

         The Guam and China services succeed the former 10-year APL Alliance in which Matson and APL shared vessel deployments. Following six weeks of operation during the first quarter, results for the Guam and China services have met expectations, with higher than anticipated volumes more than offsetting lower than planned yields. Revenue for the Guam and China services, however, was insufficient to offset decreases in revenue from the termination of the charter hire arrangement with APL and start up costs for the new services.

         Increased container yields in the Hawaii trade were more than offset by reductions in vehicle volume and yields and increases in vessel and other operating costs. Competitive pressures from the entry of a dedicated car carrying vessel at the end of the first quarter 2005 contributed to the reduction in auto volumes during the 2006 first quarter. The financial impact of this reduction, however, was somewhat muted because it reduced the number of cars carried in containers, a more expensive mode of shipment than the Company's primary roll-on/roll-off mode. Fuel surcharge revenue in the first quarter did not fully offset a 64 percent increase in fuel prices. The average price per barrel of fuel consumed in first quarter 2006 was $51.70, versus $31.52 in the first quarter of 2005.

         As noted, the decline in SSAT financial results is primarily attributable to a year-end 2004 closing adjustment at SSAT that positively impacted Matson's first quarter 2005 results. The outlook for this investment remains favorable, based on expected increases in West Coast port volumes at the terminals which SSAT operates.


TRANSPORTATION--LOGISTICS SERVICES
--------------------------------------------------------------------------------
                                          Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                 2006              2005        Change
--------------------------------------------------------------------------------
  Revenue                          $ 108.4           $ 96.1        13%
  Operating Profit                 $   4.7           $  3.0        57%
--------------------------------------------------------------------------------

         Logistics Services revenue of $108.4 million was $12.3 million, or 13 percent, higher than the first quarter of 2005. Operating profit of $4.7 million was 57 percent higher than the comparable period last year. Revenue and operating profit improvements were the result of improved yields in all business lines and increased customer volumes in the domestic, highway and expedited business lines, partially offset by lower international volumes.

         The operating profit margin for the logistics services business was 4.3 percent in the first quarter of 2006, compared with 3.1 percent for the first quarter of 2005, due in part to the strategic shift toward the higher-margin highway brokerage business line.

REAL ESTATE--LEASING
--------------------------------------------------------------------------------
                                              Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                      2006            2005       Change
--------------------------------------------------------------------------------
  Revenue                               $ 24.6          $ 21.9      12%
  Operating Profit                      $ 12.1          $ 10.7      13%
--------------------------------------------------------------------------------
Occupancy Rates
--------------------------------------------------------------------------------
  Mainland                                 97%             96%       1%
  Hawaii                                   98%             90%       8%
--------------------------------------------------------------------------------
Leasable Space (Million sq. ft.)
--------------------------------------------------------------------------------
  Mainland                                 3.7             3.4       9%
--------------------------------------------------------------------------------
  Hawaii                                   1.6             1.7      -6%
--------------------------------------------------------------------------------

         Real estate leasing revenue for the first quarter of 2006 (before removing amounts treated as discontinued operations) of $24.6 million was $2.7 million, or 12 percent, higher than the first quarter of 2005. Operating profit of $12.1 million was $1.4 million, or 13 percent, higher than the first quarter of 2005. The improved revenue and operating profit resulted from property acquired subsequent to the first quarter of 2005, as well as higher occupancy rates in both Hawaii and the Mainland. High occupancy rates of 98% and 97% for the Hawaii and Mainland properties, respectively, are a reflection of both the high quality of the Company's properties as well as the strong economic performance of the markets in which these properties are located.

         In the first quarter of 2006, the Company acquired a two-building office complex, Ninigret Business Park, in Salt Lake City and, as detailed below, sold one Hawaii office building and several neighbor island parcels, some of which were subject to ground leases.

REAL ESTATE--SALES
--------------------------------------------------------------------------------
                                           Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions                   2006          2005          Change
--------------------------------------------------------------------------------
  Revenue                            $ 23.8        $ 45.9           -48%
  Operating Profit                   $ 27.1        $ 16.5            64%
--------------------------------------------------------------------------------

         Although real estate sales revenue in the first quarter of 2006 of $23.8 million was $22.1 million, or 48 percent, lower than the first quarter of 2005, operating profit from property sales of $27.1 million was $10.6 million, or 64 percent, higher than first quarter 2005. Operating profit for the quarter exceeds revenue due to income from investments in joint ventures, which is included in operating profit, but not in segment revenue.

         In the first quarter of 2006, sales included an office building in Wailuku, Maui, three commercial parcels totaling 4.6 acres on Maui, a commercial property on Oahu and a parcel on Kauai. In addition, in the first quarter of 2006, sales of all 247 residential condominium units and a commercial space at the Company's Hokua joint venture closed, as did the sale of a parcel of land in Valencia, California owned by a separate joint venture.

         Property sales during the first quarter of 2005 included two Mainland income properties; 5-1/2 floors at Alakea Corporate Tower, a Honolulu office condominium; a development parcel at Wailea; a commercial development parcel in Waikiki; and multiple subdivision lot sales.

         Discontinued operations in the first quarter of 2006 included the office building and the fee interests in the three parcels on Maui. The amounts reported as continuing and discontinued operations in prior quarters are restated each time a property is designated as discontinued.

FOOD PRODUCTS
--------------------------------------------------------------------------------
                                      Quarter Ended March 31
--------------------------------------------------------------------------------
Dollars in Millions            2006            2005         Change
--------------------------------------------------------------------------------
  Revenue                     $ 15.5          $ 22.4         -31%
  Operating Profit            $  6.5          $  9.0         -28%
--------------------------------------------------------------------------------
Tons Sugar Produced              800          19,500         -96%
--------------------------------------------------------------------------------

         Food products revenue of $15.5 million decreased $6.9 million or 31 percent compared with the first quarter 2005 due mainly to a $5.5 million payment received last year as part of an agricultural disaster relief program and a $4.9 million reduction in sugar sales, partially offset by $1.3 million for higher power sales. These factors resulted in a $2.5 million decrease in operating profit as compared to the first quarter of 2005.

         Sugar production was substantially lower than 2005 because operations commenced one month later than the prior year, and adverse weather hindered field and factory operations.

CORPORATE EXPENSE, STOCK OPTION EXPENSE, TAX RATE

         For the first quarter of 2006, corporate expenses of $5.2 million approximated the prior year quarter. First quarter 2006 earnings included $639,000 of expenses ($396,000 after tax) related to stock options as a result of adoption of FASB Statement No. 123 (revised), Share-Based Payment, on January 1, 2006. This equaled $0.01 per fully diluted share after tax. The tax rate was 38 percent for both the first quarter of 2006 and 2005. That rate approximates the Company's statutory combined federal and state tax rate.

BALANCE SHEET, CASH FLOW COMMENTS

         Working capital increased by $26 million since year-end 2005, primarily the combined result of higher cash balances and inventories, partially offset by lower accounts receivable. A portion of the cash balances, along with the $112 million capital construction fund balance, is expected to be used in connection with the purchase of a containership later in the year. Additional cash will be invested in real estate development projects. Of note, and as disclosed in a Form 8-K filing last week, the Company has entered into a ten-year term-financing agreement with Prudential Investment Management, Inc. to borrow $125 million in three tranches drawn between December, 2006 and June, 2007 at fixed rates of 5.53%, 5.55% and 5.56%, respectively.

         Comparing the cash flows in the first quarters of 2006 and 2005, cash flows from operating activities declined by $5 million. Capital expenditures for the quarter increased $38 million over the same period in 2005, primarily as a result of equipment purchases for the new China service. The net increase in cash and cash equivalents was $25 million in the first quarter of 2006, versus $27 million in the first quarter of 2005.

         Alexander & Baldwin, Inc., headquartered in Honolulu, is engaged in ocean transportation and intermodal services, through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in food products, through Hawaiian
Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.
                                        ------------------------

         Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.


                            ALEXANDER & BALDWIN, INC.
                            -------------------------
                 2006 and 2005 First-Quarter Results (Condensed)
                 -----------------------------------------------


                                                  2006               2005
                                                  ----               ----

 Three Months Ended March 31:
 Revenue                                      $362,200,000       $364,600,000
 Income From Continuing Operations             $27,900,000        $33,400,000
 Discontinued Operations:  Properties(1)        $9,500,000         $4,300,000
 Net Income                                    $37,400,000        $37,700,000
 Basic Share Earnings
      Continuing Operations                          $0.64              $0.77
      Net Income                                     $0.85              $0.87
 Diluted Share Earnings
      Continuing Operations                          $0.63              $0.76
      Net Income                                     $0.84              $0.86
 Average Shares Outstanding                     43,900,000         43,400,000
 Diluted Average Shares Outstanding             44,300,000         44,000,000


(1) "Discontinued Operations: Properties" consists of sales, or intended sales, of certain lands and buildings that are material and have separately identifiable earnings and cash flows.



                  Industry Segment Data, Net Income (Condensed)
               (In Millions, Except Per Share Amounts, Unaudited)

                                                                 Three Months Ended
                                                                 ------------------
                                                                      March 31,
                                                                      ---------
                                                             2006                  2005
                                                             ----                  ----
Revenue:
  Transportation

      Ocean Transportation                              $         219.3      $          206.2
      Logistics Services                                          108.4                  96.1
  Real Estate
      Leasing                                                      24.6                  21.9
      Sales                                                        23.8                  45.9
      Less Amounts Reported In
         Discontinued Operations                                  (23.3)                (26.4)
  Food Products                                                    15.5                  22.4
   Reconciling Items                                               (6.1)                 (1.5)
                                                        ---------------      ----------------
      Total Revenue                                     $         362.2      $          364.6
                                                        ===============      ================

Operating Profit, Net Income:
  Transportation
      Ocean Transportation                              $          18.3      $           29.7
      Logistics Services                                            4.7                   3.0
  Real Estate
      Leasing                                                      12.1                  10.7
      Sales                                                        27.1                  16.5
      Less Amounts Reported In
         Discontinued Operations                                  (15.2)                 (7.0)
  Food Products                                                     6.5                   9.0
                                                        ---------------      ----------------
      Total Operating Profit                                       53.5                  61.9
  Interest Expense                                                 (3.2)                 (2.8)
  Corporate Expenses                                               (5.2                  (5.3)
                                                        ---------------      ----------------
      Income From Continuing Operations
         Before Income Taxes                                       45.1                  53.8
  Income Taxes                                                    (17.2)                (20.4)
                                                        ----------------     ----------------
  Income From Continuing Operations                                27.9                  33.4
      Discontinued Operations: Properties                           9.5                   4.3
                                                        ---------------      ----------------

  Net Income                                            $          37.4      $           37.7
                                                        ===============      ================

  Basic Earnings Per Share, Continuing Operations       $          0.64        $         0.77
  Basic Earnings Per Share, Net Income                  $          0.85        $         0.87

   Diluted Earnings Per Share, Net Income               $          0.84        $         0.86

  Average Shares                                                   43.9                  43.4
  Diluted Shares                                                   44.3                  44.0





                     Consolidated Balance Sheets (Condensed)
                     ---------------------------------------
                                  (In Millions)

                                           March 31,            December 31,
                                           ---------            ------------
                                             2006                   2005
                                             ----                   ----
                                          (Unaudited)
ASSETS
Current Assets                            $       330            $       303
Investments                                       115                    154
Real Estate Developments                           83                     71
Property, Net                                   1,321                  1,289
Capital Construction Fund                         112                     93
Other Assets                                      166                    161
                                          -----------            -----------
                  Total                   $     2,127            $     2,071
                                          ===========            ===========

LIABILITIES & EQUITY
Current Liabilities                       $       255            $       254
Long-Term Debt                                    294                    296
Post-Retirement Benefit Obligs.                    48                     47
Other Long-Term Liabilities                        61                     45
Deferred Income Taxes                             421                    415
Shareholders' Equity                            1,048                  1,014
                                          -----------            -----------
                  Total                   $     2,127            $     2,071
                                          ===========            ===========




                Consolidated Statements of Cash Flows (Condensed)
                -------------------------------------------------
                                  (In Millions)

                                                  Three Months Ended
                                                  ------------------
                                                      March 31,
                                                      ---------
                                             2006                   2005
                                             ----                   ----
                                          (Unaudited)

Operating Cash Flows                      $        41            $        46
Capital Expenditures                              (47)                    (9)
CCF Withdrawals/(Deposits), Net                   (18)                     2
Proceeds From Issuance of
    (Payment of) Debt, Net                         (2)                    (7)
Dividends Paid                                    (10)                   (10)
Disposal of Assets/Other, Net                      61                      5
                                          -----------            -----------
Increase/(Decrease) In Cash               $        25            $        27
                                          ===========            ===========

Depreciation                              $       (21)           $       (20)
                                          ===========            ===========






                                    #####